EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
                      Advanced Communication Systems, Inc.
                      (in thousands, except per share data)

                                              Three Months       Six Months
                                                 Ended             Ended
                                             March 31, 1998    March 31, 1998
 Basic:                                      --------------    --------------
   Total basic average shares outstanding...     6,524             6,438
                                             ==============    ==============

   Net income...............................      $843            $1,497
                                             ==============    ==============

   Net income per share - basic.............     $0.13             $0.23
                                             ==============    ==============
Diluted:
   Total basic average shares outstanding...     6,524             6,438
   Plus dilutive stock options..............       112               120
                                             --------------    --------------

   Total diluted average shares.............     6,636             6,558
                                             ==============    ==============

   Net income per share - diluted...........     $0.13             $0.23
                                             ==============    ==============